EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the 2006 Executive Compensation Plan-A of Phantom Entertainment, Inc. of our report dated May 16, 2006, except for Notes 1(P), 2(C), 5, 7, 8(A), 8(D), 9(B), 10, 11 and 12(C) as to which the date is August 18, 2006, with respect to the consolidated financial statements of Phantom Entertainment, Inc. included in its annual report (Form 10-KSB/A) for the year ended December 31, 2005 as filed with the Securities and Exchange Commission.

/s/ Webb & Company
WEBB & COMPANY, P.A.
Certified Public Accountants

November 7, 2006